Allegro Signs Definitive Agreement to Sell Biodiesel Plant and Related Assets

LOS ANGELES June 16, 2008 -- Allegro Biodiesel Corporation (OTC: ABDS) (“Allegro” or the “Company”) has entered into a definitive agreement with Consolidated Energy Holdings, LLC (“CEH”). Pursuant to the agreement, on the closing date, CEH will purchase 100% of Allegro’s wholly-owned subsidiary, Vanguard Synfuels, LLC (“Vanguard”) which holds all of the Company’s biodiesel operations and related assets (the “Transaction”). The Transaction is subject to the receipt of shareholder consents and certain other customary conditions.

The terms of the Transaction provide for CEH to assume Vanguard’s outstanding $2.9 million in senior secured debt and all existing employment agreements for employees of Allegro and Vanguard. Darrell Dubroc and Tim Collins, who are members of CEH and currently are officers and directors of Allegro, will resign from their positions with Allegro upon closing, and CEH will both fund certain transaction expenses and continue to fund Vanguard’s operating expenses (it began doing so upon the execution of the letter of intent which was signed May 16, 2008). Subject to certain terms, Allegro has the ability to terminate the agreement if, prior to the mailing of a Section 14C definitive information statement to Allegro’s shareholders, the Company enters into a definitive agreement with a third party that provides for a proposal superior to that of the existing agreement.

Many of the members of CEH are former members of Vanguard who sold their interests in Vanguard to Allegro in September 2006 (the “Former Members”). Allegro and the Former Members have also entered into an ancillary settlement agreement (the “Settlement Agreement”) pursuant to which the parties will settle certain claims Allegro has made against the escrow account that was established in September 2006 when the Company originally acquired Vanguard (the “Escrow Account”). The Escrow Account currently contains approximately $1.7 million in cash and 1.1 million shares of Allegro’s common stock.

Upon the mailing of a Section 14C definitive information statement by Allegro to its shareholders, the Settlement Agreement provides for a mutual release of cash and shares of Allegro’s common stock from the Escrow Account to Allegro and the Former Members in the amounts of $151,628 and 124,961 shares and $201,129 and 126,250 shares, respectively. After these disbursements, there will be approximately $1.3 million in cash and 860,000 million shares of Allegro’s common stock remaining in the Escrow Account. The Settlement Agreement also provides that if Allegro and the Former Members have not reached a settlement of the remaining claims by July 15, 2008, then a binding arbitration will take place that must be concluded by September 30, 2008.

Upon closing, Allegro will have eliminated all of its secured debt and most of its outstanding liabilities. Although it will no longer have operations on the closing date, Allegro will continue as a publicly-traded corporation and will have several non-operating assets, including its remaining cash, its $1 million equity investment in Community Power Corporation (“CPC”), a $250,000 note receivable from CPC, and Allegro’s claims on the remaining assets in the Escrow Account.

Allegro is actively seeking and evaluating potential strategic transactions, either building upon its biomass gasification assets in the renewable energy industry or exploring other options.

Allegro expects to close the Transaction within the next 6-8 weeks. The complete terms of the Transaction will be detailed in Allegro’s Form 8-K to be filed with the SEC on June 17, 2008.

Caution Regarding Forward-Looking Statements
This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. To the extent that this press release discusses expectations about future financial performance, future disclosures, or otherwise statements about the future, such statements are forward-looking and are subject to a number of risk factors and uncertainties that could cause actual results to differ materially from the statements made. These factors include the risk factors discussed in the Risk Factors, Business Description and Management's Discussion and Analysis sections of our Registration Statement on Form SB-2, which was declared effective by the SEC on June 13, 2007, our Annual Report on Form 10-KSB for the year ended December 31, 2007, and subsequent Quarterly Reports on Form 10-QSB and current reports on Form 8-K.

Contact:
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Fax: (310) 670-4107
E-mail: info@allegrobio.com